EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2008 First Quarter Results

ALPHARETTA, GEORGIA – May 7, 2008 – Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations for the first quarter 2008 of $8.5 million, or $0.57 per diluted common share, compared with income from continuing operations of $10.1 million, or $0.67 per diluted common share for the first quarter of 2007. Consolidated net sales of $206 million in the first quarter of 2008 increased 19 percent compared with the first quarter of 2007, primarily due to increased fine paper volumes following the acquisition of Fox River in March 2007. Operating income of $17.9 million in the first quarter of 2008 declined compared to income of $19.4 million in the first quarter of 2007, principally due to increases in manufacturing input costs that offset benefits of higher selling prices and operational efficiencies.

Following a decision in February 2008 to commit to a plan to sell both the company’s Pictou pulp mill and its Nova Scotia timberland assets, results for these operations have been reported as discontinued operations in all periods. In the first quarter of 2008, the net loss from discontinued operations was $81.4 million, or $5.46 per diluted common share, principally due to after-tax charges of $80.3 million, or $5.38 per diluted common share, for impairment of Pictou pulp mill assets and recognition of the estimated loss on disposal of the mill. Net income from discontinued operations of $4.6 million, or $0.31 per diluted common share, was reported in the first quarter of 2007.

Fine Paper first quarter 2008 net sales of $97.0 million increased 34 percent, from $72.3 million in 2007, primarily due to higher volumes from the acquisition of Fox River. Operating income was $10.0 million in the first quarter of 2008 and $12.4 million in the first quarter of 2007. The first quarter 2008 included almost $1 million of incremental costs related to the Fox River integration. In addition, increased costs for fiber and energy and a less favorable sales mix in the first quarter of 2008 offset the benefit of higher volumes, increased selling prices and improved operational efficiencies resulting from the Fox River acquisition.

Technical Products net sales were $108.6 million in the first quarter of 2008, an eight percent increase compared to the first quarter of 2007. The increase in sales was primarily due to favorable currency translation effects as a result of the strengthening of the Euro versus the U.S. Dollar, as well as higher selling prices and a more favorable sales mix. Volume growth in filtration and abrasives was offset by declines in other product categories as a result of reduced exports from Germany due to the strong Euro, intentional cutbacks in selected lower margin grades, and generally weaker economic conditions. Operating income for the first quarter of 2008 was $8.1 million, compared to $10.2 million in the first quarter of 2007. The reduction in income was primarily due to higher manufacturing input costs and lower volumes that offset the benefits of increased selling prices, a more profitable sales mix, favorable currency translation and improved operations at the company’s mill in Munising, Michigan.

Unallocated corporate and other expenses were $0.2 million in the first quarter of 2008 and $3.2 million in the first quarter of 2007. Results in 2008 include Other Income of $4.3 million for the accelerated recognition of lower future employee benefit liabilities for Terrace Bay retirees. For both periods, unallocated corporate expenses now include costs of approximately $3 million per year previously allocated to the pulp segment before pulp was reclassified as discontinued operations.

Consolidated selling, general and administrative (SG&A) expense was $21.2 million in the first quarter of 2008, compared to $17.1 million in the first quarter of 2007. Increased SG&A in 2008 was primarily due to added expenses associated with the Fox River acquisition.

Net interest expense of $6.2 million in the first quarter of 2008 increased slightly from $6.0 million in the first quarter of 2007. Debt increased compared to year-end levels as a result of borrowings to finance share repurchases associated with the Reverse/Forward stock split, payment to settle litigation related to Terrace Bay retiree benefits, and other operational needs. Effective tax rates for continuing operations in the first quarter were 27 and 25 percent in 2008 and 2007, respectively.

Discontinued Operations

Pulp net sales in the first quarter of 2008 were $50.8 million, compared with $52.0 million in the same period of 2007. Lower volumes, primarily due to timing, offset the benefit of increased selling prices. Operating losses from discontinued operations were $131.8 million, including $130.0 million in pre-tax charges for the impairment and expected losses on the sale of the Pictou mill. In the first quarter of 2007, operating income from discontinued operations was $7.4 million. Excluding charges in 2008 for the aforementioned impairment and loss on sale of Pictou, operating results for pulp declined approximately $9 million as a result of higher fiber and other input costs and reduced gains on foreign currency transactions and timberlands sale amortization.

Benefits of higher year-on-year selling prices in the first quarter were largely offset by the unfavorable impact of a stronger Canadian dollar.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “The continued rise in costs of raw materials and energy, coupled with slowing economic growth, are clearly impacting current results. To address this, we have intensified our ongoing efforts to reduce costs and are implementing additional selling price increases in both Fine Paper and Technical Products. In addition to short term initiatives, our teams continue to execute plans that will deliver long term value. We are starting to see benefits from the Fox River acquisition and with the recent consolidation of remaining converting and distribution operations, our integration activities are largely complete and we will start to realize additional benefits from these actions going forward. Also, with the expected sale of Pictou and changes in timing of other projects, capital spending in 2008 is now forecast to be $35 million, down from $45 million previously estimated.”

CONFERENCE CALL

Neenah Paper will hold a conference call to discuss first quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, May 8. The call will be simultaneously broadcast via the internet, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through May 31.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and printing papers. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Net Sales	$205.6	$172.7
Cost of products sold	171.4	137.2
Gross Profit	34.2	35.5
Selling, general and administrative expenses	21.2	17.1
Other income - net	(4.9)	(1.0)
Operating Income	17.9	19.4
Interest expense-net	6.2	6.0
Income From Continuing Operations Before Income Taxes	11.7	13.4
Provision for income taxes	3.2	3.3
Income From Continuing Operations	8.5	10.1
Income (Loss) From Discontinued Operations - net	(81.4)	4.6
Net Income (Loss)	$(72.9)	$14.7

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.58	$0.68
Discontinued Operations	(5.52)	0.31
Basic	$(4.94)	$0.99

Diluted
Continuing Operations	$0.57	$0.67
Discontinued Operations	(5.46)	0.31
Diluted	$(4.89)	$0.98

Weighted Average Common Shares Outstanding (000s)
Basic	14,765	14,790

Diluted	14,912	15,005

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Business Segment Data

Net Sales:
Fine Paper	$97.0	$72.3
Technical Products	108.6	100.7
Intersegment Sales	—	(0.3)
Consolidated Total	$205.6	$172.7

Operating Income:
Fine Paper	$10.0	$12.4
Technical Products	8.1	10.2
Unallocated corporate expenses	(0.2)	(3.2)
Consolidated Total	$17.9	$19.4

	March 31, 2008	December 31, 2007
Balance Sheet Data
Cash and cash equivalents	$1.5	$2.4
Adjusted working capital(1)	119.8	126.9
Total debt	360.2	332.1
Stockholders’ equity	220.6	288.0
Total assets	928.1	932.8

	For the Three Months Ended March 31,
	2008	2007
Cash Flow Data
Cash provided by (used in) operating activities	$(10.4)	$0.4
Depreciation and amortization	11.6	11.0
Amortization of stock-based compensation	1.3	1.7
Capital expenditures	7.1	6.2
Pension contributions(2)	3.2	1.9

Notes:

(1) -	Adjusted working capital consists of all current assets and current liabilities, net of cash, debt payable within one year and current deferred income taxes.
(2) -	Cash contributions to pension trusts.